Exhibit 99.B(d)(1)(A)(ii)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

January 1, 2007

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated December 1, 2005, among Salomon Brothers Asset Management Inc, ING Investors Trust and Directed Services, LLC, (the “Portfolio Management Agreement”) the portfolio management fee for ING Legg Mason Partners All Cap Portfolio (the “Portfolio”) was reduced.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from August 1, 2006 through and including May 1, 2008. The Reduction shall be calculated as follows:

Reduction = 50% x (former portfolio management fee - new portfolio management fee)

The old and new fee schedules to the Portfolio Management Agreement are attached. Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services, LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolio)

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President